As filed with the Securities and Exchange Commission on November 24, 2025

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Cracker Barrel Old Country Store, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-0812904
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

305 Hartmann Drive
Lebanon, Tennessee 37087
(Address of Principal Executive Offices) (Zip Code)

Cracker Barrel Old Country Store, Inc. 2020 Omnibus Incentive Plan

(Full title of the Plan)

Richard Wolfson
Senior Vice President, General Counsel and Secretary
Cracker Barrel Old Country Store, Inc.
305 Hartmann Drive
Lebanon, Tennessee 37087
(615) 444-5533
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to: Scott W. Bell, Esq. Bass, Berry & Sims PLC 21 Platform Way South, Suite 3500 Nashville, TN 37203 (615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company” or the “Registrant”), is filing this registration statement (this “Registration Statement”) on Form S-8 with the U.S. Securities and Exchange Commission (the “SEC”) to register an additional 1,325,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) that are authorized for future issuance under the Cracker Barrel Old Country Store, Inc. 2020 Omnibus Incentive Plan, as amended (the “2020 Plan”), and any additional number of shares of Common Stock that may be offered or issued from stock splits, stock dividends or similar adjustments. These additional shares of Common Stock have become reserved for issuance as a result of the amendment to the 2020 Plan, effective as of November 20, 2025.

In accordance with General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Company’s Form S-8 registration statement filed with the SEC on June 6, 2011 (File No. 333-174744).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by SEC under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 1, 2025, filed with the SEC on September 26, 2025 (including portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 7, 2025 incorporated by reference therein);

(2)	The Registrant’s Current Reports on Form 8-K filed with the SEC on October 2, 2025, and November 24, 2025; and

(3)	the description of the Registrant’s Common Stock contained in Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2025, filed with the SEC on June 5, 2025, and any subsequent amendments and reports filed to update that description.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

In no event, however, unless stated otherwise in the applicable report, will any information that the Registrant has disclosed or will disclose under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) allows a Tennessee corporation's charter to contain a provision eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty as a director. Under the TBCA, a Tennessee corporation may not eliminate or limit director monetary liability for (a) breaches of the director’s duty of loyalty to the corporation or its shareholders; (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or (c) unlawful distributions to shareholders.

The Registrant’s amended and restated charter (“Charter”) provides that no director will be personally liable to the corporation or its shareholders for monetary damages for breach of any fiduciary duty as a director except for liability for (a) any breach of the director’s duty of loyalty, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (c) unlawful distributions to shareholders.

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, such person reasonably believed such conduct was in the corporation's best interests; (c) in all other cases, such person reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation.  The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding unless otherwise limited by the corporation’s charter. The TBCA provides that, unless the corporation’s charter provides otherwise, a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

The Charter and the Registrant’s third amended and restated bylaws (“Bylaws”) also provide that the Registrant shall indemnify to the full extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, agent, or employee of the Registrant or of another corporation, partnership, joint venture, trust or other enterprise if serving at the request of the Registrant. The Bylaws provide further that the Registrant shall advance expenses to such persons to the full extent allowed by the laws of the State of Tennessee, as now in effect and as hereafter adopted. Under the Bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a person seeking indemnification may have or acquire both as to action in his or her official capacity and as to action in another capacity.

The TBCA provides that a corporation may, and the Charter allows the Registrant to, purchase and maintain insurance to protect any director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the corporation would have the power to indemnify such person against the same liability under the Bylaws, the TBCA or any other agreement.

The Registrant has in effect a directors’ and officers’ liability insurance policy that covers its directors and officers in amounts that the Registrant believes are reasonable for its industry and business, including for liabilities in connection with the registration, offering and sale of any securities which may be offered pursuant to this Registration Statement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Amended and Restated Charter of Cracker Barrel Old Country Store, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed under the Exchange Act on April 10, 2012) (Commission File No. 000-25225).

4.2	Third Amended and Restated Bylaws of Cracker Barrel Old Country Store, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K under the Exchange Act on May 16, 2025).

4.3	Rights Agreement, dated as of February 27, 2024, between Cracker Barrel Old Country Store, Inc. and Equiniti Trust Company, LLC, which includes the Articles of Amendment to the Amended and Restated Charter as Exhibit A, the form of Right Certificate as Exhibit B, and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed under the Exchange Act on February 27, 2024).

4.4	Indenture, as of June 18, 2021, between Cracker Barrel Old Country Store, Inc., as issuer, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed under the Exchange Act on June 21, 2021).

4.5	Form of 0.625% Convertible Senior Note due 2026 (incorporated by reference to Exhibit A to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed under the Exchange Act on June 21, 2021).

4.6	Indenture, dated as of June 13, 2025, by and between Cracker Barrel Old Country Store, Inc., and U.S. Bank Trust Company National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed under the Exchange Act on June 16, 2025).

4.7	Form of 1.75% Convertible Senior Note due 2030 (incorporated by reference to Exhibit A to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed under the Exchange Act on June 16, 2025).

4.8	Description of Capital Stock (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed under the Exchange Act on June 5, 2025).

5.1*	Opinion of Bass, Berry & Sims PLC

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

99.1	Cracker Barrel Old Country Store, Inc. 2020 Omnibus Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed under the Exchange Act on November 24, 2025).

107*	Filing Fee Table

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebanon, State of Tennessee, on the 24th day of November, 2025.

Cracker Barrel Old Country Store, Inc.

By:	/s/ Julie Masino
Julie Masino
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard Wolfson and Craig Pommells and each of them, with full power to act without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 24th day of November, 2025.

Signature	Title

/s/ Julie Masino
Julie Masino	President, Chief Executive Officer and Director

/s/ Craig Pommells
Craig Pommells	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Brian Vaclavik
Brian Vaclavik	Vice President, Controller and Principal Accounting Officer (Principal Accounting Officer)

/s/ Carl Berquist
Carl Berquist	Chairman of the Board and Director

/s/ Jody Bilney
Jody Bilney	Director

/s/ Stephen Bramlage
Stephen Bramlage	Director

/s/ John Garratt
John Garratt	Director

/s/ Michael Goodwin
Michael Goodwin	Director

/s/ Cheryl Henry
Cheryl Henry	Director

/s/ Gisel Ruiz
Gisel Ruiz	Director

/s/ Darryl Wade
Darryl Wade	Director